                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

                                             CONTACT:
                                             JON S. BENNETT
                                             VICE PRESIDENT AND
                                             CHIEF FINANCIAL OFFICER
                                             THE MAJESTIC STAR CASINO, LLC
                                             (702) 388-2224

                          THE MAJESTIC STAR CASINO, LLC
                      ANNOUNCES FIRST QUARTER 2004 RESULTS

MAY 4, 2004, LAS VEGAS, NV - The Majestic Star Casino, LLC ("MSC") today announced financial results for the three-month period ended March 31, 2004. MSC is a multi-jurisdictional gaming company that directly owns and operates one dockside gaming facility located in Gary, Indiana ("Majestic Star"), and through its wholly owned subsidiary, Majestic Investor Holdings, LLC ("MIH"), two Fitzgeralds brand casinos located in Tunica, Mississippi ("Fitzgeralds Tunica" or with respect to the operating subsidiary "Barden Mississippi Gaming, LLC") and Black Hawk, Colorado ("Fitzgeralds Black Hawk" or with respect to the operating subsidiary "Barden Colorado Gaming, LLC"). MSC also provides management services to Barden Nevada Gaming, LLC ("BNG") for a fee. BNG, which is wholly owned by Barden Development, Inc. ("BDI"), was spun off to BDI on December 31, 2003. For comparative purposes, our 2003 financial results discussed in this press release are exclusive of the financial results of BNG. Unless indicated otherwise, the "Company" refers to The Majestic Star Casino, LLC and all of its direct and indirect subsidiaries.

Consolidated Results

Net revenues for the three-month period ended March 31, 2004 were $72.3 million, compared to $66.9 million in the same three-month period last year, an increase of $5.4 million or 8.1%. The Company's higher net revenues were the result of generally better market conditions, increased marketing, including a recently launched multi-media campaign for Majestic Star featuring celebrity spokesperson Mike Ditka, greater promotional and complimentary efforts, better weather conditions, particularly in and around the Black Hawk area, and public acceptance of capital improvements made last year. Casino revenues increased to $71.0 million from $65.3 million in the year ago period.

For the three-month period ended March 31, 2004, the Company had net income of $1.0 million compared to net income of $2.8 million for the same period in 2003. The decrease of approximately $1.8 million in net income from the prior year is primarily a result of a non-recurring charge of $2.2 million taken in the first quarter of 2004. The charge is a result of an increase in the accrual for the prior years' property taxes, as more fully discussed below. The charge does not relate to current operations and, if excluded, the Company would have reported net income of approximately $3.2 million, an increase of 14% over the comparative quarter in the prior year.

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                2

The charge for property taxes pertains to the Company's direct and indirect real property tax liability for the years 2002 and 2003. The state of Indiana recently completed a multi-year, statewide reassessment of property tax valuations. While the reassessment was in process, Majestic Star paid a provisional tax, as required by law, and accrued an estimate of $4.2 million for additional taxes due, pending final bills from the taxing authorities. In April 2004, the Company was provided with new (but still not final) information from state and local officials regarding its liability for 2002 and 2003. The Company now for the first time has both an indication of assessed values and a rate of tax, and is able to compute a liability for taxes resulting from the statewide reassessment. The liability is approximately $6.4 million for taxes owed directly by Majestic Star and for taxes owed indirectly through a joint venture and operating lease agreements at Buffington Harbor. This amount is $2.2 million higher than previously estimated by the Company, although significantly lower than the possible maximum exposure of $11.6 million previously reported in the Company's 2003 annual report.

The following discussion relates to matters of comparison resulting from our normal, recurring operations during the quarter ended March 31, 2004.

As a result of higher casino revenues, the Company's gaming and admission tax expense increased to $15.2 million for the quarter, an increase of $1.6 million over the three-month period ended March 31, 2003. Casino costs increased by $2.8 million to $23.1 million. The increase relates to greater levels of promotional activities to address the competitive environments in the Company's markets and higher operating costs associated with the Company's higher casino revenues.

Interest expense declined by $898,000 in the three-month period ended March 31, 2004 as compared to the same period in 2003. The reduced interest expense is the result of the October 7, 2003 redemption, purchase and retirement of all of MSC's $130.0 million 10 7/8% senior secured notes and 89.3% of MIH's $151.8 million 11.653% senior secured notes. To redeem and purchase these notes, and pay the related premium thereon, the Company issued $260.0 million of 9 1/2% senior secured notes and entered into an $80.0 million credit facility. The interest rate on credit facility advances can either be tied to LIBOR or the base rate (which approximates prime rate) of the agent lender, plus a spread based upon the Company's EBITDA, as defined in the Loan and Security Agreement for the credit facility. During the quarter, the Company paid interest on advances at interest rates ranging from 4.37% to 4.75%. At March 31, 2004, the Company had $39.0 million outstanding on the credit facility.

Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation, amortization, other non-operating expenses (primarily non-usage fees on the credit facility)), adjusted for loss on investment in Buffington Harbor Riverboats, LLC (which is depreciation) and the retroactive property tax adjustment discussed previously. For the three-month period ended March 31, 2004, adjusted EBITDA was $15.4 million, compared to $15.8 million in the same period last year, a decrease of $359,000. See note 1 for a detailed explanation as to the usefulness and limitations of using EBITDA and

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                3

adjusted EBITDA as a financial measure and a reconciliation of net income to EBITDA and adjusted EBITDA.

The Company ended the quarter with $20.5 million of available cash. Total debt outstanding at March 31, 2004 was $314.8 million consisting of $260.0 million of 9 1/2% senior secured notes, $15.8 million (net of original issue discount) of 11.653% notes and $39.0 million drawn on the Company's $80.0 million credit facility. The Company spent $25.7 million on capital expenditures during the three-month period ended March 31, 2004, including $22.0 million to consummate the purchase of 170 acres of property adjacent to Majestic Star and Buffington Harbor (the docking facility and pavilion operated by Majestic Star and its joint venture partner, Trump Indiana, Inc.), the construction of a new administration building at Majestic Star, and gaming and related equipment. The Company has $14.3 million left to spend under its 2004 capital plan and we anticipate spending this amount through the remainder of 2004.

Majestic Star (property only)

Net revenues were $40.0 million and $36.0 million, respectively, for the three-month periods ended March 31, 2004 and 2003. Net revenues improved as the property implemented new marketing and promotional activities, including the March kick-off of an advertising campaign using former Chicago Bears player and coach Mike Ditka as the property's celebrity spokesperson. The property, as a result of the competitive environment, also became more aggressive with direct mail and cash promotional efforts. Also, it is felt that the new Koko Taylor's Blues Cafe and Passports World Class Buffet at Buffington Harbor along with remodeling improvements made at Majestic Star are being well accepted by the property's customers.

In the month of March, Majestic Star's casino revenues grew by 12.5%. Majestic Star's four other competitors in the northwest Indiana market, on a combined basis, showed flat casino revenue growth. Majestic Star showed superior revenue growth in both slot and table games. Majestic Star's slot and table games revenues increased by 9.0% and 30.4% respectively, while the rest of the market saw slot revenues increase by 4.6% and table game revenues decrease by 17.4%. Majestic Star's improved casino revenues primarily result from the efforts described above.

The property's financial results were negatively impacted by a significant increase in gaming and economic incentive tax expense resulting from Majestic Star's higher gaming revenues. Gaming and economic incentive taxes increased $1.4 million over the three-month period ended March 31, 2003. In addition, to address the increased competitive pressures in the market, the property was more aggressive and incurred greater costs related to promotional activities. Also, as explained in greater detail under Consolidated Results, the property has increased its accrual for 2002 and 2003 real property taxes by approximately $2.2 million, based upon additional information received in April 2004 from state and local officials.

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                4

Net loss, for the three-month period ended March 31, 2004 was $3.7 million compared to a net income of $2.7 million in the same period in 2003. Contributing to Majestic Star's net loss is $3.0 million of additional interest expense as substantially all of MSC's debt now resides at Majestic Star.

Adjusted EBITDA at Majestic Star was $7.7 million for the three-month period ended March 31, 2004, compared to $8.3 million, for the three-month period ended March 31, 2003. Adjusted EBITDA reflects property operations only, is exclusive of corporate overhead, and is adjusted for the $2.2 million retroactive property tax accrual that pertain to the years 2002 and 2003.

Majestic Star continues to be recognized for its high levels of guest service and type and variety of gaming product. In May 2004, Midwest Gaming and Travel will announce its Annual Readers Choice Awards. Majestic Star took top honors in five categories: Most Friendly Employees, Friendliest Dealers, Most Knowledgeable/Helpful Employees, Best Video Poker and Best Selection of Table Games.

Majestic Star continues to evaluate development opportunities on the 170 acres of property it acquired from an affiliate in February of this year. During the summer, construction should begin on a new road that will provide better access to both Buffington Harbor and the 170 acres Majestic Star acquired. Road construction will be financed with public funds and is the first step in developing the newly acquired property. Within the Majestic Star vessel, construction of a new Sports Bar is nearly complete. The grand opening is scheduled for May 2004 and offers Majestic Star's guests' food and beverages themed around sports entertainment. Majestic Star continues to add more ticket in ticket out ("TITO") slot machines to its casino floor. At this time the casino floor has over 500 TITO slot machines. The property is on track to have substantially all of its slot machines with TITO capabilities by year-end. The Majestic Star festival area has been completed and the first event is scheduled for June 11, 2004. The event will be a concert by REO Speedwagon. Management anticipates attendance of 3,000 to 5,000 people.

On April 19, 2004 the Indiana Tax Court ruled on the matter Aztar Indiana Gaming Corporation ("Aztar") v. Indiana Department of State Revenue ("Department of Revenue"). Aztar operates a riverboat casino in Indiana. The ruling denied Aztar's deductions claimed on its Indiana income tax returns for taxes paid on gaming revenues to the state. This ruling has significant implications for all Indiana casinos. Majestic Star has been issued notices of proposed assessments by the Department of Revenue totaling $2.6 million for the period 1996 to June 16, 2001. While Majestic Star is a limited liability company and its income and expenses pass to its member, the Department of Revenue has taken the position that Majestic Star had a requirement to withhold and remit state income tax. No assessment has been issued by the Department of Revenue since its calculations through June 16, 2001, but Majestic Star estimates that if the assessments were extended through the latest reporting date of March 31, 2004, there would be an additional tax liability of approximately $2.7 million, plus interest. Aztar has announced that it will request a review of the tax court ruling. If the outcome of the review is unfavorable to Aztar, then Majestic Star's member could similarly be required

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                5

to pay additional taxes to the State of Indiana, along with interest. Under its loan indenture, Majestic Star is allowed to make distributions to its member for tax purposes and the Company intends to do so if this matter is ultimately resolved in favor of the state. Any payments would be recorded as distributions to its member.

Fitzgeralds Tunica (property only)

Net revenues were $23.5 million for the three-month period ended March 31, 2004, compared to $23.0 million in the same period in 2003. For the three-month period ended March 31, 2004, revenues were improved as the result of better market conditions and increases in direct mail and patron complimentary allowances. Higher levels of direct mail and patron complimentary allowances reflect a shift in strategy from the first quarter of 2003 and were implemented to address the increasing competitiveness of the market. Adversely impacting net revenues was a hotel remodel project that impacted two floors or approximately 20% of the property's 507 rooms and was completed in February 2004. In addition, during the first quarter Fitzgeralds Tunica began an expansion and remodel project to the second floor of the casino. It is anticipated that the expansion and remodel project will be completed in June 2004 and when completed will contain approximately 100 more slot machines, remodeled bathrooms, and enhanced cage and guest services facilities.

In conjunction with the completion of the expansion and remodel project, the Fitzgeralds Tunica anticipates the implementation of a new slot player tracking and marketing system during June or July that will allow it to better track and promote to slot players. Once the new slot player tracking and marketing system is in place, Fitzgeralds Tunica will begin converting selected slot machines to TITO technology.

On March 18, 2004, the Tunica Riverpark had its grand opening. The park is just south of Fitzgeralds Tunica and is partially constructed on 71 acres of land that Fitzgeralds Tunica contributed toward the project. In exchange for conveying the land to Tunica County, Fitzgeralds Tunica received certain rights and easements, including the right to operate a sight-seeing riverboat from the park's boat dock. Fitzgeralds Tunica granted a license to a third party operator to operate riverboat excursions. In exchange for the license, Fitzgeralds Tunica collects fees based upon the operator's revenues and has the right to directly promote its casino to passengers of the riverboat. The riverboat previously commenced operations in October 2003 but shut down for the winter. The riverboat started operating again at the grand opening.

Net income for the three-month period ended March 31, 2004 was $4.0 million. This compares to net income of $4.7 million for the three-month period ended March 31, 2003. Net income for the three-month period ended March 31, 2004 was most notably impacted by higher costs associated with health claim benefits, complimentary expenses and direct mail coupon and cash back programs.

EBITDA at Fitzgeralds Tunica was $6.0 million, for the three-month period ended March 31, 2004, compared to $6.6 million for the three-month period ended March 31, 2003.

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                6

EBITDA is presented before corporate overhead and there were no adjustments to EBITDA in either the first quarter of 2003 or 2004.

Fitzgeralds Black Hawk (property only)

Net revenues were up strongly at Fitzgeralds Black Hawk. For the three-month period ended March 31, 2004, net revenues were $8.8 million compared to $7.9 million in the same three-month period last year, an increase of $933,000 or 11.8%. The increase in net revenues is attributable to management's continued focus on maximizing yield on marketing and promotional activities, generally better economic conditions, improved weather conditions from the first quarter of 2003, and displacement of customers from a competitor that is undergoing remodeling and construction.

As a result of the property's higher net revenues, net income improved by $669,000 to $2.0 million for the three-month period ended March 31, 2004.

EBITDA at Fitzgeralds Black Hawk was $2.5 million, for the three-month period ended March 31, 2004, compared to $1.8 million for the three-month period ended March 31, 2003, an increase of $716,000 or 40.1%. EBITDA is presented before corporate overhead and there were no adjustments to EBITDA in either the first quarter of 2003 or 2004.

This press release includes statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Words such as "believes", "anticipates", "estimates", "plans", "intends", "expects", "will" or "could" used in the Company's press releases and reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Although the Company believes its expectations are based upon reasonable assumptions within the bounds of its current knowledge of its business and operations, there can be no assurances that actual results will not materially differ from expected results. The Company cautions that these and similar statements included in this press release and in previously filed periodic reports are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, without limitation: the risk of the Company's joint venture partner not making its lease payments when due in connection with the parking facility at Buffington Harbor Riverboats, LLC; the ability to fund planned development needs and to service debt from existing operations and from new financing; increased competition in existing markets or the opening of new gaming jurisdictions; a decline in the public acceptance of gaming; the limitation, conditioning or suspension of our gaming licenses; increases in or new taxes imposed on gaming revenues, admissions and gaming devices; a finding of unsuitability by regulatory authorities with respect to the Company or its officers or key employees; loss and/or retirement of key employees; significant increase in fuel or transportation prices; adverse economic conditions in the Company's markets; severe and unusual weather in the Company's markets; adverse results of significant litigation matters; non-renewal of the Company's gaming licenses from the appropriate governmental authorities; and continuing effects of terrorist attacks and any future occurrences of terrorist attacks or other destabilizing events.

For more information on these and other factors, see the Company's most recently filed annual report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K. We caution readers not to place undue reliance on forward-looking statements, which speak only as of the date hereof. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements and factors that may affect future results contained throughout this press release. The Company undertakes no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof.

The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. In addition, you may obtain a

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                7

copy of such filings at www.sec.gov or from the applicable web site, www.majesticstar.com or www.fitzgeralds.com.

The Company has scheduled a conference call for May 5, 2004 at 11:00 a.m. (Eastern Time) to discuss the three-month period ended March 31, 2004 results. The dial-in number is (800) 391-2548, verbal pass code is VB325761, and the moderator will be Michael E. Kelly, Executive Vice President and Chief Operating Officer for the Company. A replay number will be available at (800) 355-2355, pass code 325761#. Inquiries for additional information should be directed to Jon S. Bennett, Vice President and Chief Financial Officer at (702) 388-2224.

Financial/Statistical Tables, Consolidated Statement of Operations and Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total

The following tables reflect operating income, net revenues, casino revenues, gaming devices, win per gaming device and hotel statistical information (except for Fitzgeralds Black Hawk and Majestic Star), for the three-month period ended March 31, 2004 and March 31, 2003 at the Company's properties.

($ in millions, except for avg. win per gaming unit)

                                           THREE MONTHS ENDED
                                                MARCH 31,
                                       --------------------------     INCREASE    % INCREASE
MAJESTIC STAR (PROPERTY ONLY)              2004          2003        (DECREASE)   (DECREASE)
                                       -----------    -----------    ----------   ----------
Operating income                       $       2.9    $       6.2    $     (3.3)       -53.2%
Net revenues                           $      40.0    $      36.0    $      4.0         11.1%
Casino revenues                        $      39.2    $      35.3    $      3.9         11.0%
Slot revenues                          $      31.6    $      29.3    $      2.3          7.8%
Table game revenues                    $       7.6    $       6.0    $      1.6         26.7%
Average number of slot machines              1,506          1,542           (36)        -2.3%
Average win per slot machine per day   $     230.6    $     211.0    $     19.6          9.3%
Average number of table games                   50             56            (6)       -10.7%
Average win per table game per day     $   1,669.0    $   1,187.0    $    482.0         40.6%

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                8

($ in millions, except for avg. win per gaming unit and hotel average daily rate)

                                          THREE MONTHS ENDED
                                               MARCH 31,
                                       ------------------------     INCREASE      % INCREASE
FITZGERALDS TUNICA (PROPERTY ONLY)        2004          2003       (DECREASE)     (DECREASE)
                                       ----------    ----------    ----------     ----------
Operating income                       $      4.0    $      4.7    $     (0.7)      -14.9%
Net revenues                           $     23.5    $     23.0    $      0.5         2.2%
Casino revenues                        $     22.8    $     21.8    $      1.0         4.6%
Slot revenues                          $     20.8    $     19.7    $      1.1         5.6%
Table game revenues                    $      2.0    $      2.1    $     (0.1)       -4.8%
Average number of slot machines             1,346         1,348            (2)       -0.1%
Average win per slot machine per day   $    169.7    $    162.2    $      7.5         4.6%
Average number of table games                  34            34             -         0.0%
Average win per table game per day     $    646.4    $    697.0    $    (50.6)       -7.3%
Hotel occupancy                              94.7%         90.3%          4.4%        4.9%
Hotel average daily rate               $    44.51    $    47.19    $    (2.68)       -5.7%

($ in millions, except for avg. win per gaming unit)

                                         THREE MONTHS ENDED
                                               MARCH 31,
                                       -----------------------    INCREASE    % INCREASE
FITZGERALDS BLACK HAWK (PROPERTY ONLY)    2004         2003      (DECREASE)   (DECREASE)
                                       ----------   ----------   ----------   ----------
Operating income                       $      2.0   $      1.4   $      0.6      42.9%
Net revenues                           $      8.8   $      7.9   $      0.9      11.4%
Casino revenues                        $      9.1   $      8.1   $      1.0      12.3%
Slot revenues                          $      8.9   $      8.0   $      0.9      11.3%
Table game revenues                    $      0.2   $      0.1   $      0.1     100.0%
Average number of slot machines               594          592            2       0.3%
Average win per slot machine per day   $    163.4   $    149.6   $     13.8       9.2%
Average number of table games                   6            6            -       0.0%
Average win per table game per day     $    406.6   $    269.6   $    137.0      50.8%

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                9

THE MAJESTIC STAR CASINO, LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

                                             FOR THE THREE MONTHS ENDED
                                                     MARCH 31,
                                            ----------------------------
                                                2004            2003
                                            ------------    ------------
REVENUES
    Casino                                  $ 71,042,503    $ 65,256,203
    Rooms                                      1,873,837       1,925,669
    Food and beverage                          3,344,460       3,220,198
    Other                                      1,059,644         935,165
                                            ------------    ------------
      Total gross revenues                    77,320,444      71,337,235
    Less promotional allowances               (5,027,775)     (4,480,958)
                                            ------------    ------------
      Total net revenues                      72,292,669      66,856,277
                                            ------------    ------------
COSTS AND EXPENSES
    Casino                                    23,107,517      20,277,519
    Rooms                                        465,242         602,837
    Food and beverage                          1,457,442       1,300,603
    Other                                        241,533         252,171
    Gaming taxes                              15,184,114      13,575,621
    Advertising and promotion                  3,749,256       3,701,938
    General and administrative                12,923,934       9,319,122
    Corporate expenses                           805,606         883,187
    Economic incentive - City of Gary          1,177,155       1,060,247
    Depreciation and amortization              4,499,403       4,396,503
    Loss on investment in Buffington
      Harbor Riverboats, LLC                     612,841         604,021
    Loss on sale of assets                         1,055         109,720
                                            ------------    ------------
      Total costs and expenses                64,225,098      56,083,489
                                            ------------    ------------
Operating income                               8,067,571      10,772,788
                                            ------------    ------------
OTHER INCOME (EXPENSE)
    Interest income                                5,114          35,742
    Interest expense                          (7,058,045)     (7,955,798)
    Other expense                                (28,209)        (47,814)
                                            ------------    ------------
      Total other expense                     (7,081,140)     (7,967,870)
                                            ------------    ------------
    Income from continuing operations            986,431       2,804,918
                                            ------------    ------------
Discontinued Operations
    Income from Barden Nevada Gaming, LLC              -         230,299
                                            ------------    ------------
NET INCOME                                       986,431       3,035,217
                                            ============    ============

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                               10

Note 1: EBITDA and adjusted EBITDA are presented solely as supplemental disclosures because management believes that they are widely used measures of operating performance in the gaming industry, and a principle basis for valuation of gaming companies. Management uses EBITDA and adjusted EBITDA measures to compare operating results among properties and between accounting periods. The use of EBITDA and adjusted EBITDA is specifically relevant in evaluating large, long lived hotel and casino projects because the measure provides a perspective on the current effects of operating decisions separate from substantial, non-operating depreciation, financing costs and other non-routine charges of such projects. Additionally, management believe that some investors and lenders consider EBITDA and adjusted EBITDA to be a useful measure in determining the Company's ability to service or incur debt and for estimating the Company's underlying financial performance before capital costs, taxes, capital expenditures and other non-routine costs. The Loan and Security Agreement governing the Company's $80.0 million credit facility requires that the Company maintain certain minimum EBITDA and adjusted EBITDA levels. Other companies may calculate EBITDA and adjusted EBITDA differently. EBITDA and adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles of the United States of America. The Company has significant uses of cash including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA and adjusted EBITDA. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA is presented below.

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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                               11

THE MAJESTIC STAR CASINO, LLC
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(UNAUDITED)

                                           For the Three Months
                                             Ended March 31,
                                        ---------------------------
                                            2004           2003
                                        ------------   ------------
MAJESTIC STAR
Net (loss) income                       $ (3,689,800)  $  2,685,846
Interest expense, net                      6,581,538      3,520,281
Depreciation and amortization              1,912,408      1,414,095
Other non-operating expenses (1)              28,209         38,335
                                        ------------   ------------
EBITDA                                  $  4,832,355   $  7,658,557
Loss on investment in BHR (2)                612,841        604,021
Retroactive Property Tax Charge (3)        2,234,503              -
                                        ------------   ------------
Adjusted EBITDA                         $  7,679,699   $  8,262,578
                                        ============   ============

FITZGERALDS TUNICA
Net income                              $  3,983,553   $  4,707,549
Interest income                               (2,733)        (3,287)
Depreciation and amortization              2,059,418      1,904,968
                                        ------------   ------------
EBITDA                                  $  6,040,238   $  6,609,230
                                        ============   ============

FITZGERALDS BLACK HAWK
Net income                              $  2,042,190   $  1,372,989
Interest income, net                               -              -
Depreciation and amortization                458,237        411,702
                                        ------------   ------------
EBITDA                                  $  2,500,427   $  1,784,691
                                        ============   ============

MAJESTIC INVESTOR HOLDINGS
Net loss                                $   (543,906)  $ (5,078,279)
Interest expense, net                        474,126      4,403,062
Depreciation and amortization                 69,780        665,738
Other non-operating expenses (1)                   -          9,479
                                        ------------   ------------
EBITDA                                  $          -   $          -
                                        ============   ============

TOTAL CONSOLIDATED
Net income (property operations)        $  1,792,037   $  3,688,105
Corporate expense                       $   (805,606)  $   (883,187)
Interest expense, net                      7,052,931      7,920,056
Depreciation and amortization              4,499,843      4,396,503
Other non-operating expenses (1)              28,209         47,814
                                        ------------   ------------
EBITDA                                  $ 12,567,414   $ 15,169,291
Loss on investment in BHR (2)                612,841        604,021
Retroactive Property Tax Charge (3)        2,234,503              -
                                        ------------   ------------
Adjusted EBITDA                         $ 15,414,758   $ 15,773,312
                                        ============   ============

Notes:

      (1)   Non-usage fees on the Company's Credit Facilities

      (2)   Represents depreciation expense from Buffington Harbor Riverboats,
            LLC.

      (3) Charges related to 2002 and 2003 from retroactive property tax assessment.